Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-1006 of Educational Development Corporation on Form S-8 of our report dated May 28, 2008, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 29, 2008.

/s/ Tullius Taylor Sartain & Sartain LLP

Tulsa, Oklahoma

May 28, 2008